Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement of Infinity Energy Resources, Inc. (the “Registrant”) on Form S-3, of our report dated March 13, 2005, except for Notes 7, 8 and 16, which are as of March 23, 2005, relating to the consolidated financial statements of Infinity, Inc., predecessor of the Registrant, appearing in Infinity, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC
September 27, 2005
Denver, Colorado